Press Release                                                                                                                                                                                      For Immediate Release

Company Contact:
William Swain
GraphOn Corporation
1.800.GRAPHON
Bill.Swain@GraphOn.com

GraphOn Corporation Reports Its Fourth Quarter

and Year End 2011 Financial Results

SANTA CRUZ, CA, USA – March 15, 2012 – GraphOn Corporation (OTCBB: GOJO.OB), a leading worldwide developer of cloud application delivery and Web-enabling solutions, today announced financial results for the fourth quarter and year ended December 31, 2011.

Financial Highlights
Revenue was approximately $1.8 million for the three months ended December 31, 2011, as compared with approximately $1.7 million for the same period of 2010. Revenue was approximately $6.6 million for the year ended December 31, 2011, as compared with approximately $7.5 million for the same period of 2010. The net income for the three months ended December 31, 2011 was approximately $0.1 million, as compared with an approximate net loss of $0.2 million for the same period of 2010. The net loss for the year ended December 31, 2011 was approximately $1.8 million, as compared with the approximately $0.8 million net loss for the same period of 2010. The loss per share for the year ended December 31, 2011 was $0.03 per share as compared with a loss per share of $0.02 per share for the same period in 2010.

Robert Dilworth, chief executive officer of GraphOn, said “Our deferred revenue in the fourth quarter of 2011 increased by more than $200,000 over the same period of 2010 as a result of new software orders by stocking resellers that were approximately 12.7% higher on a year-to-year basis. Our recognized revenue for the fourth quarter of 2011 was essentially flat compared with the same period in 2010. Stocking resellers hold our software licenses in inventory until they are resold to the ultimate end-user, at which time we recognize the revenue. For the year ended December 31, 2011, as compared to the year ended December 31, 2010, new software orders by stocking resellers increased by approximately 9%, resulting in an increase in deferred revenue, while recognized revenue of our software business dropped slightly. We believe the receipt of new software orders by stocking resellers provides an additional indication of the current progress of our business. We ended the fourth quarter with $7,237,500 in cash.”

“We are pleased that we have been able to maintain and even increase our GO-Global software license and maintenance business in light of the difficulties in the economy in general,” Mr. Dilworth continued. “As the original of our three business initiatives, the steady growth of GO-Global orders enables us to continue to enhance our product lines and to fully cover the cost of the non-IP portion of our G&A expenses. As we announced last quarter, we received net proceeds of $6,125,500 from the private placement transaction we closed with several new investors in the third quarter of 2011. These proceeds have allowed us to launch two additional business initiatives. The first of these two additional initiatives is a significant effort to strengthen our intellectual property portfolio. We have filed numerous patent applications as a result of our collaboration with ipCapital Group, and we anticipate that a large backlog of inventions will be filed as patent applications during 2012. The second of these two additional initiatives involves the development of innovative new products, which we believe will augment and strengthen our product offerings in the private cloud, web enablement and virtualization markets, with particular emphasis on enhancing the usefulness of mobile devices. These three initiatives, GO-Global, development of a strengthened IP portfolio, and a new product that targets the growth in cloud and mobile solutions, are together expected to provide GraphOn with significant opportunity for future growth.”

About GraphOn Corporation
Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Santa Cruz, California. The company is an innovator of cost-effective, advanced solutions that let customers access applications from anywhere. GraphOn’s high-performance software solutions provide fast application access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership. The company’s GO-Global solutions can be used with Microsoft (MSFT) Windows, IBM AIX, Oracle (ORCL) Solaris, Hewlett-Packard (HPQ) HP-UX, Linux, Apple (AAPL) OS X and iOS, Google (GOOG) Android, and other operating systems. For more information, call 1.800.GRAPHON in the USA, +44.1344.206549 in Europe, or visit www.graphon.com or www.facebook.com/graphon.

-more-

GraphOn Financial Results

Page Two

GRAPHON CORPORATION
Condensed Consolidated Balance Sheets
	December 31,	December 31,
	2011	2010
	(Unaudited)	(Unaudited)
Assets
Cash	$7,237,500	$1,891,000
Accounts receivable, net	732,100	1,015,900
Other current assets	151,900	84,100
Total current assets	8,121,500	2,991,000
Property and equipment, net	43,900	69,900
Patents, net	-	39,300
Capitalized software, net	303,800	237,700
Other assets	39,400	8,100
Total assets	$8,508,600	$3,346,000

Liabilities and stockholders' equity (deficit)
Accounts payable and accrued liabilities	$758,600	$669,000
Deferred revenue - current	2,878,500	2,058,300
Total current liabilities	3,637,100	2,727,300
Deferred revenue - long term	457,200	640,200
Warrants liability	3,696,800	-
Stockholders' equity (deficit)	717,500	(21,500)
Total liabilities and stockholders' equity (deficit)	$8,508,600	$3,346,000

Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue - Software	$1,765,700	$1,738,600	$6,584,400	$6,641,500
Revenue - Intellectual property	-	-	-	875,000
Total Revenue	1,765,700	1,738,600	6,584,400	7,516,500
Cost of revenue - Software	135,400	126,500	514,900	487,800
Cost of revenue - Intellectual property	-	-	-	338,100
Total Cost of revenue	135,400	126,500	514,900	825,900
Gross profit	1,630,300	1,612,100	6,069,500	6,690,600

Selling and marketing	594,600	566,100	2,240,900	2,170,100
General and administrative	1,126,700	601,800	3,266,000	2,889,400
Research and development	840,300	659,600	2,547,400	2,466,700
Total operating expenses	2,561,600	1,827,500	8,054,300	7,526,200
Loss from operations	(931,300)	(215,400)	(1,984,800)	(835,600)
Change in fair value of warrant liability	1,049,200	-	222,700	-
Other income (expense), net	3,000	700	3,300	3,100
Income (loss) before income taxes	120,900	(214,700)	(1,758,800)	(832,500)
Income taxes	900	600	2,400	3,200
Net income (loss)	120,000	(215,300)	(1,761,200)	(835,700)
Other comprehensive income (loss)	-	-	-	-
Comprehensive income (loss)	$120,000	$(215,300)	$(1,761,200)	$(835,700)
Earnings (loss) per common share - basic	$0.00	$(0.00)	$(0.03)	$(0.02)
Weighted average shares outstanding - basic	81,859,393	45,981,625	57,604,103	45,973,691
Earnings (loss) per common share - diluted	$0.00	$(0.00)	$(0.03)	$(0.02)
Weighted average shares outstanding - diluted	84,740,044	45,981,625	57,604,103	45,973,691

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

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